Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199126) pertaining to the Calithera Biosciences, Inc. 2010 Equity Incentive Plan, the Calithera Biosciences, Inc. 2014 Equity Incentive Plan and the Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan; of our report dated March 27, 2015, with respect to the financial statements of Calithera Biosciences Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

March 27, 2015